EXHIBIT 10.2

February 20, 2023

Re: Offer Letter

Dear Michael:

This offer letter will confirm the terms of your offer of employment with HealthStream, Inc. (the “Company”) as its Executive Vice President, Enterprise Applications, as well as anticipated increases in responsibilities and potentially changing titles (e.g., Chief Transformation Officer) over the course of the next five-year period. The following describes the general terms of your employment:

1.	Position and Responsibilities.

Effective immediately as “Phase 1” of the next five years, you will serve in the position of Executive Vice President, Enterprise Applications. You will also serve as a member of the Company’s Executive Team. You are responsible for establishing and leading the development and execution of the growth strategy for HealthStream’s Enterprise Applications, beginning with the Scheduling and Credentialing product portfolios. You will merge and integrate existing Credentialing and Scheduling business operations to create a single leadership team and realize synergies across functional areas.

During “Phase 2” of the next five years, which is estimated to begin in 12 to 24 months, you will assume additional responsibilities, such as for additional enterprise applications and/or other corporate roles (e.g., Chief Transformation Officer).

The compensation package set forth in this offer letter is designed to include compensation for the additional responsibilities and/or titles you assume during Phase 2 of the next five years, while granting that compensation to you at the outset of Phase 1. Granting you compensation now for responsibilities and/or titles you are expected to assume in the future is based on the Company’s confidence and trust in you over the next five years as well as the Company’s desire to incentivize you to remain with the Company for at least another five years.

You will report to the Chief Executive Officer and assume and discharge such responsibilities as are commensurate with your position and as the Chief Executive Officer may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Employee Handbook, Code of Conduct, Code of Ethics, and insider trading policies, in effect from time to time during your employment. Moreover, all compensation which has been paid to you or may be payable to you will be subject to recoupment pursuant to, and to the extent provided by, (i) the terms of the Company’s Compensation Recoupment Policy (as it may be amended from time to time) (the “Current Recoupment Policy”), (ii) any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Current Recoupment Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules and/or final Nasdaq listing standards with respect to recoupment adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (such SEC rules and Nasdaq listing standards, the “Dodd-Frank Clawback Requirements”) (such policies referenced in clauses (i) and (ii), the “Policies”) and (iii) applicable SEC rules and NASDAQ listing requirements as in effect from time to time. The Company may utilize any method of recovery specified in the Policies in connection with any recoupment pursuant to the terms of the Policies.

You acknowledge that you will be required to travel, potentially extensively, in connection with the performance of your duties.

2.	Compensation. In consideration for your services, during the term of your employment, you will receive:

A.	Base Salary. Your annual base salary will remain $375,000.00 (“Base Salary”) through May 1, 2024. Base Salary is payable in accordance with the Company’s prevailing payroll practices.

B.

Cash Bonus Plan. You will be eligible to participate in an annual cash bonus plan (“Bonus Plan”). Under the Bonus Plan you will be eligible to receive a bonus of up to forty (40%) of your Base Salary, assuming achievement of 100% of the target thresholds established annually by the Compensation Committee. You will also be eligible to receive a “stretch bonus” of up to 10% of your Base Salary for exceeding a target determined annually by the Compensation Committee. Each year the Compensation Committee will set the terms of the Bonus Plan, including the annual targets. Annual targets for achieving bonuses may include, among other things, financial targets such as adjusted EBITDA and/or revenue thresholds, and/or other performance-based targets. Any Bonus Plan (i) shall be subject to the terms and conditions set forth therein as well as the applicable Company Equity Plan (“Equity Plan”) adopted by shareholders—currently the 2022 Omnibus Incentive Plan, and (ii) shall be payable at such time as bonuses are paid generally to executive officers of the Company.

C.

Equity Awards –Time-Based Vesting. Each year, you will be eligible to receive an equity award (referred to herein as “Annual Awards”) in the form of restricted stock units (“RSUs”). All Annual Awards shall be subject to the terms and conditions of the agreement under which such awards are granted and the Equity Plan. The issuance and terms of all Annual Awards are subject to approval by the Compensation Committee. For 2023, the Chief Executive Officer intends to recommend to the Compensation Committee that your 2023 Annual Award: (i) be equal to a grant date value of $150,000.00 total, (ii) be awarded in two semi-annual grants each with a grant date value of $75,0000, and (iii) vest at the anniversary of the grant date according to the following schedule: 20% vest year 1, 25% vest year 2, 25% vest year 3, and 30% vest year 4.

D.

Equity Award – Performance-Based Vesting. You will be eligible to receive a performance-based equity award (referred to herein as the “Performance Award”) upon your acceptance of the position and the Compensation Committee’s approval of such award. The total number of Performance Award RSUs you will be granted is 60,000. The Performance Award will be eligible for vesting annually on the grant date anniversary according to the following schedule: 15% vest year 1, 20% vest year 2, 20% vest year 3, 20% vest year 4, and 25% vest year 5; according to whether the annual performance targets set by the Compensation Committee are met or exceeded for the applicable year. Your Performance Award shall be subject to the terms and conditions of the Equity Plan and the agreement under which such awards are granted.

If you are employed upon a Change of Control as defined in the Equity Plan, all unvested RSUs that are eligible to vest within the 24 months following the Change of Control shall automatically vest and any RSUs that are not eligible to vest within 24 months of the Change of Control shall be forfeited. For example, if a Change of Control occurs after your year 1 RSUs were eligible to vest, but before your year 2 RSUs were eligible to vest, then your year 2 and year 3 RSUs would vest automatically upon the Change of Control, and your years 4 and 5 RSUs would be forfeited. For additional example, if a Change of Control occurs after your year 3 RSUs were eligible to vest, but before your years 4 and 5 RSUs were eligible to vest, then your years 4 and 5 RSUs would automatically vest upon the Change of Control.

Initially, it was contemplated that you would receive one performance-based award of 30,000 RSUs upon accepting the role of EVP, Enterprise Applications and another performance-based award upon your assuming new responsibilities and/or titles (e.g., Chief Transformation Officer). Given your willingness and commitment to assume additional responsibilities and/or titles within the next 12 to 24 months, what was originally contemplated as two staggered grants of 30,000 RSUs are being combined into a single grant of 60,000 RSUs. As such, the 60,000 performance-based shares include compensation for your assumption of additional responsibilities and/or titles over the course of the next five years.

3.	Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. You shall also be eligible to participate in the Company’s 401(k) plan. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plans. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company subject to the terms of and in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4.	Restrictive Covenants. You agree that your employment, as described in this offer letter, is contingent upon your execution of, and delivery to the Company of the (i) Notice of Non-Compete, (ii) Non-Competition and Non-Solicitation Agreement and (iii) Trade Secret & Proprietary Information Agreement, each in the form attached hereto as Annex A (the “Restrictive Covenants"), which includes a trailing two-year restriction on competition and solicitation.

5.	Conflicting Employment. You agree that, during your employment with the Company, in addition to the restrictions set forth in the Restrictive Covenants, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

6.	At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

7.	General Provisions.

(a)	This offer letter and the terms of your employment will be governed by the laws of Tennessee without regard to any conflict of laws.

(b)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

(c)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(d)	All payments pursuant to this letter will be subject to applicable withholding taxes.

(e)

While your employment will be at-will, the Company’s willingness to offer you the employment terms outlined herein is predicated on the understanding that you intend to commit to a minimum of five years of ongoing employment with the Company pursuant to the terms described in this offer letter.

Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this offer letter in its entirety to me.

Sincerely,

/s/ Robert A. Frist, Jr.          Date: 2/20/2023

Robert A. Frist, Jr.

Chief Executive Officer

OFFER ACCEPTANCE:

I accept the terms of my employment with HealthStream, Inc. as set forth herein and in any attached Annexes. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship. I received this offer letter with notice of my pay rate and designated payday in English because I have represented to my employer that this is my primary language.

/s/ Michael Sousa         Date: 2/20/2023

Michael Sousa

Annex A

(i) Notice of Non-Compete;
(ii) Non-Competition and Non-Solicitation Agreement; and
(iii) Trade Secret & Proprietary Information Agreement

[see attached]

NOTICE OF NON-COMPETITION AGREEMENT

Date:  February 17, 2023

On February 20, 2023, you will start a new position with HealthStream, Inc. (the “Company”). The new position is Executive Vice President, Enterprise Applications. In order to begin your employment in the new position, you will be required to sign the following agreement:

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

A copy of the Non-Competition and Non-Solicitation Agreement (“Non-Compete Agreement”) is attached to this Notice. The Non-Compete Agreement will be effective on the date you begin the new position.

The Non-Compete Agreement contains a covenant not to compete that could restrict your options for subsequent employment. Specifically, Section 5 restricts your ability to work for a Competitive Business both during your employment and for one year thereafter, regardless of the reason for your termination from employment with the Company. “Competitive Business” is defined in Section 2.

The Non-Compete Agreement also contains provisions that restrict your ability to solicit customers and employees of the Company both during your employment and for one year thereafter, regardless of the reason for your termination from employment. The Non-Solicitation provisions are in Section 4.

By my signature below, I acknowledge that I received a copy of this Notice on February 20, 2023.

        /s/ Michael Sousa                        2/20/2023

Michael Sousa                                    Date

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NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In order to protect the Trade Secrets of HealthStream and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1.	Trade Secrets.

(a) Definition of Trade Secrets.  A “Trade Secret” is the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of names, email or mail addresses, or telephone numbers, or other information relating to the business of the Company which is secret and of value.

(b) Protection of Trade Secrets. I acknowledge that I have signed a Trade Secret and Proprietary Information Agreement and I am bound to maintain the confidentiality of Trade Secrets. I also acknowledge that the Company takes additional measures to ensure that its Trade Secrets remain confidential and are not disclosed to third parties without authorization and assurance that the disclosure is limited.
(c) My Access to Trade Secrets. I understand and acknowledge that, during the course of my employment arrangement with the Company and particularly given the high level of my employment, I will be granted access to Trade Secrets.

2.	Competitive Business; Restricted Period. I acknowledge that a business engaged in the same or similar business as the Company in the United States or in any country in which I am engaged in business on behalf of the Company shall be a Competitive Business. Thus, Competitive Business shall mean: (i) one that offers learning, education, training, certification, credentialing, privileging, enrollment, scheduling, or shift management solutions to healthcare organizations or the healthcare workforce; and (ii) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company or one of its affiliates. I acknowledge that disclosure or use of Trade Secrets to a Competitive Business would be detrimental to the Company and would be difficult to avoid, if not inevitable, if I worked for a Competitive Business during the Restricted Period or solicited employees or customers of the Company on behalf of a Competitive Business during the Restricted Period. The one-year period following the termination of my employment is referred to as the “Restricted Period.”

3.	Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of its Trade Secrets. I further acknowledge that at the time of signing this Agreement, I am a highly compensated employee of the Company with an annual base salary of $375,000. Based on my compensation and my level of access to the Trade Secrets, the restrictive covenants in this Agreement are reasonable.

4.	Non-Solicitation of Employees, Customers. In order to protect the Trade Secrets:

(a) during my employment with the Company and the Restricted Period, I will not, without the express written permission of HealthStream, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company;

(b) during my employment with the Company and the Restricted Period, I will not, without the express written permission of HealthStream, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

5.	Non-Competition. In order to protect the Trade Secrets, during my employment with the Company and the Restricted Period, I will not plan, organize, engage in, or be employed by, as a consultant, director, office, employee, principal, agent, member, owner or partner of any Competitive Business.

6.	Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

7.	Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of this Agreement relating to the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

8.	Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

9.	Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

10.	Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this Agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

11.	Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of Tennessee, without regard to principles of conflict of laws.

ACCEPTANCE:

/s/ Michael Sousa          Date: 2/20/2023

Name

Name: /s/ Sneha Oakley               Title: Vice President, General Counsel   Date: 2/20/2023

Witnessed by (Company Representative)

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by HealthStream and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1. Confidentiality

(a) Trade Secret and Proprietary Information.  I understand and acknowledge that, during the course of my employment arrangement with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement, I will be granted access to valuable information relating to the Company’s business that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively Trade Secret and Proprietary Information).  The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded.  Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company; provided, however, that, notwithstanding the preceding sentence, all information set forth in subsections (k) and (l) above shall always be treated as Trade Secret and Proprietary Information, and shall not be deemed in the public domain or nonconfidential under any circumstances.

(b) Duty of Confidentiality.  I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information.  I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company.  I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.  Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

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(c) Intellectual Property and Inventions.   I acknowledge that all developments and other intellectual property, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and any other intellectual property (collectively referred to as “Developments”) that I, alone or jointly with others, may discover, conceive, create, make, develop, reduce to practice, or acquire at any time during or in connection with my employment with the Company are the sole and exclusive property of the Company.  I hereby assign to the Company all rights, titles, and interests in and to all such Developments, and all intellectual property related thereto.  I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company.  All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2. Injunctive Remedies.  I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy.  I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship.  I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

3. Severability Provision.  I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company.  In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect.  In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

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4. Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

5.Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT.  THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT.  I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

6. Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this Agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

7. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of Tennessee, without regard to principles of conflict of laws.

TSPI ACCEPTANCE:

/s/ Michael Sousa          Date: 2/20/2023

Name

Name: /s/ Sneha Oakley    Title: Vice President, General Counsel    Date: 2/20/2023

Witnessed by (Company Representative)

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